CODE OF ETHICS


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                                EATON VANCE CORP.

                             EATON VANCE MANAGEMENT

                         BOSTON RESEARCH AND MANAGEMENT

                         EATON VANCE DISTRIBUTORS, INC.

                                EATON VANCE FUNDS

















EFFECTIVE:  SEPTEMBER 1, 2000



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                                TABLE OF CONTENTS

Table of Contents

Governing Principles

Part I.        Policy on Personal Securities Transactions

Part II.       Code of Conduct for All Employees

General Provisions

Appendix 1.    Procedures for Policy on Personal Securities Transactions
               (not part of the Code of Ethics)

Appendix 2.    Policies and Procedures in Prevention of Insider Trading
               (not part of the Code of Ethics)


                              GOVERNING PRINCIPLES

You have the responsibility at all times to place the interests of Clients first, to not take advantage of Client transactions, and to avoid any conflicts, or the appearance of conflicts, with the interests of Clients. The Policy on Personal Securities Transactions provides rules concerning your personal transactions in Securities that you must follow in carrying out these responsibilities. You also have a responsibility to act ethically, legally, and in the best interests of Eaton Vance and our Clients at all times. The Code of Conduct sets forth rules regarding these obligations. You are expected not only to follow the specific rules, but also the spirit of the Code of Ethics. The Company is required by law to have a Code of Ethics, but the Eaton Vance Code of Ethics goes well beyond the minimum legal requirements.

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                                   DEFINITIONS


     COMPANY refers to each of Eaton Vance Corp.  (EVC),  Eaton Vance Management
(EVM), Boston Management and Research (BMR), and Eaton Vance Distributors,  Inc.
(EVD), and each Fund.

     FUND is each investment company registered under the Investment Company Act of 1940 for which EVM or BMR acts as the investment adviser or, if such investment company has no investment adviser, for which EVM or BMR acts as the administrator/manager (non-advisory) AND EVD acts as the principal distributor. SUB-ADVISED FUND is each investment company registered under the Investment Company Act of 1940 for which EVM or BMR acts as the investment sub-adviser. NON-ADVISED PORTFOLIO is each investment company registered under the Investment Company Act of 1940 which has an investment adviser or sub-adviser other than EVM or BMR, and in which a Fund invests all of its investable assets.

     CLIENT is any person or entity, including a Fund, a Sub-advised Fund, and a client of the Counselor Department, for which EVM or BMR provides investment advisory services.

     ACCESS PERSON is each of the following:

     (1)  a director, trustee, or officer of a Fund, of EVM, or of BMR;
     (2) a director, trustee, or officer of a Non-advised Portfolio, who is NOT also an employee or officer of the investment adviser of such Non-advised Fund(1);
     (3) an employee of EVC, EVM, BMR, or a Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Client, or whose functions relate to the making of any recommendations with respect to the purchases or sales (including a portfolio manager, investment counselor, investment analyst, member of the trading department, and most administrative personnel in the investment counselor department, the equity investment department, and each income investment department);
     (4) a natural person in a control relationship to a Fund or EVM or BMR who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of Securities by the Fund or other Client; and
     (5) a director or officer of EVD who, in the ordinary course of business, makes, participates in, obtains or, in EVD's judgment, is able to obtain information regarding, the purchase or sale of Securities by a Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of Securities.

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1 The  personal  securities  transactions  of such  employees or officers of the investment adviser of such Non-advised Fund will be covered by the code of ethics of that investment adviser.

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      INVESTMENT PROFESSIONAL is each of the following:

     (1) an employee of EVC, EVM, BMR, or of a Fund or Sub-advised Fund, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund, Sub-advised Fund or other Client (including a portfolio manager, an investment counselor, and an investment analyst); and
     (2) a natural person who controls a Fund or EVM or BMR and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client.

     Every Investment Professional is also an Access Person.

     INDEPENDENT FUND TRUSTEE is a trustee of a Fund or a Non-advised Portfolio who is not an "interested person" of the fund (as determined under the Investment Company Act of 1940).

     IMMEDIATE FAMILY of any person includes his or her spouse, minor children, and relatives living in his or her principal residence.

     SECURITIES means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, BUT DO NOT INCLUDE shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

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     INITIAL PUBLIC  OFFERING means an offering of securities  registered  under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

     LIMITED OFFERING means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

         LARGE CAP ISSUER is an issuer of Securities with an equity market capitalization of more than $2 billion.

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                                     PART I

                                    POLICY ON
                        PERSONAL SECURITIES TRANSACTIONS


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A.  APPLICABILITY OF THE POLICY

     WHO IS COVERED. A part of this Policy applies to all Company employees. Other parts apply only to Access Persons or to Investment Professionals. The Company will notify you if you are in one of these categories.

This Policy covers not only your personal Securities transactions, but also those of your Immediate Family (your spouse, minor children, and relatives living in your principal residence).

     WHAT ACCOUNTS ARE COVERED. This Policy applies to Securities transactions in all accounts in which you or members of your Immediate Family have a direct or indirect beneficial interest, unless the Compliance Attorney determines that you or they have no direct or indirect influence or control over the account. Normally, an account is covered by this Policy if it is (a) in your name, (b) in the name of a member of your Immediate Family, (c) of a partnership in which you or a member of your Immediate Family are a partner with direct or indirect investment discretion, (d) of a trust of which you or a member of your Immediate Family are a beneficiary and a trustee with direct or indirect investment discretion, and (e) of a closely held corporation in which you or a member of your Immediate Family hold shares and have direct or indirect investment discretion.


B.  RULES APPLICABLE TO ALL EMPLOYEES

     REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest. See section A, "Applicability of the Policy," above. The procedure for obtaining pre-clearance is explained in Appendix 1, Procedures for Policy on Personal Securities Transactions ("Procedures").

     1. PRE-CLEARANCE: EVC STOCK. You must pre-clear all purchases and sales of EVC stock with the Treasurer of EVC, EXCEPT that you do not have to pre-clear
(1) purchases pursuant to the EVC Employee Stock Purchase Plan or to the exercise of any EVC stock option agreement, (2) BONA FIDE gifts of EVC stock that you make or receive, or (3) automatic, non-voluntary transactions, such as stock dividends, stock splits, or automatic dividend reinvestments.

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     There are times when  transactions  in EVC stock are routinely  prohibited, such as prior to releases of earnings information. Normally you will be notified of these blackout periods.

     2. PRE-CLEARANCE: CERTAIN EATON VANCE CLOSED-END FUNDS. You must pre-clear all purchases and sales of shares of exchange-listed, closed-end Funds. You do not have to pre-clear transactions in shares of Eaton Vance closed-end, continuously offered bank loan interval Funds, which are more similar to open-end funds. You may obtain a list of all of these Funds from the Director of Compliance.

     3. REPORTING REQUIREMENTS. You must ensure that the broker-dealer you use sends to the Compliance Assistant copies of confirmations of all purchases and sales of EVC stock and of Eaton Vance closed-end Funds that you were required to pre-clear. If you are an Access Person required to file reports of personal Securities transactions, these purchases and sales must be included.

     4. PROHIBITED TRANSACTIONS: You are prohibited from purchasing or selling any security, either personally or for any Client, while you are in the possession of material, non-public information concerning the security or its issuer. Please read Appendix 2 to the Code of Ethics, Policies and Procedures in Prevention of Insider Trading.


C.  RULES APPLICABLE TO ACCESS PERSONS

     If you are an Access Person, you are subject to the following rules, in addition to the "Rules Applicable to All Employees" in section B above.

     REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, "Applicability of the Policy," above. Check the definition of "Securities" and of other capitalized terms in the "Definitions" section of the Code of Ethics above.

     1. PRE-CLEARANCE: ALL SECURITIES. You must pre-clear all purchases and sales of Securities, except that you do NOT have to pre-clear:

     (1) a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $2 billion), if the value of such purchase, together with the value all of your purchases of equity Securities of that Large Cap Issuer in the previous six (6) days, would not exceed $25,000;

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     (2)  a sale of equity  Securities  of a Large Cap  Issuer,  if the value of such sale, together with the value all of your sales of equity Securities of that Large Cap Issuer in the previous six (6) days, would not exceed $25,000;
     (3) a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of your purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;
     (4) a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of your sales of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) days, would not exceed $25,000;
     (5)  a BONA FIDE gift of Securities that you make or receive;
     (6) an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, and automatic dividend reinvestment; or
     (7) a transaction pursuant to a tender offer that is applicable PRO RATA to all stockholders.

     The exemptions from pre-clearance in clauses (1) through (4) above do not apply to trading in any Security that is placed on a restricted list (for example, because the Company is in the possession of material inside information about the issuer). Further, the Director of Compliance may suspend your use of these four exemptions from pre-clearance if he or she concludes that you have engaged in excessive personal trading or that pre-clearance by you is otherwise warranted.

     You are responsible for determining if an issuer is a Large Cap Issuer; you may consult an appropriate Internet website for this purpose, such as Yahoo:Finance. Remember that you must always pre-clear all purchases and sales of EVC stock even if EVC is a Large Cap Issuer. See section B.1, "Pre-Clearance:
EVC Stock," above. Investment Professionals have additional pre-clearance obligations. See section D, "Additional Rules Applicable to Investment Professionals," below.

     You will not receive pre-clearance of a transaction for any Security on a day during which there is a pending buy or sell order for that same Security for a Client, or when other circumstances warrant prohibiting a transaction in a particular Security. Remember that the term "Security" is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only during the day on which it is given. Pre-clearance procedures are set forth in the attached Procedures.

     If you are a fund trustee who is not an employee of a Company, you do not have to pre-clear a transaction unless you knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the 15 day period immediately before or after your transaction in a Security, the fund purchased or sold the Security, or the fund or its investment adviser considered purchasing or selling the Security.

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     2. HOLDING PERIOD: EATON VANCE CLOSED-END FUNDS.  Directors and officers of closed-end  Funds  (including  bank loan  interval  Funds),  and certain  Access
Persons involved in managing such Funds, are prohibited by the federal securities laws from purchasing and selling, or selling and purchasing, shares of these Funds within six months, and must file SEC Forms 4 regarding their transactions in shares of these funds. If you are in this category, the Director of Compliance will notify you and assist you in filing these Forms, and you will not receive pre-clearance for any purchase or sale that would violate the six-month restriction. Therefore, if you are in this category, you should expect to hold the shares you purchase for at least six months.

     3. PROHIBITED AND RESTRICTED TRANSACTIONS. The following transactions are either prohibited without prior approval, or are discouraged, as indicated. The procedures for obtaining approval are in the Procedures, attached as Appendix 1. These restrictions do not apply to fund trustees who are not employees of a Company.

     a. INITIAL PUBLIC OFFERINGS. You may not purchase or otherwise acquire any Security in an Initial Public Offering. You may apply to the Director of Compliance and the Investment Compliance Officer for prior written approval to purchase or acquire a Security in an Initial Public Offering, but approval will be granted only in rare cases that involve extraordinary circumstances. Accordingly, the Company discourages such applications. You might be given approval to purchase a Security in an Initial Public Offering, for example, pursuant to the exercise of rights you have as an existing bank depositor or insurance policyholder to acquire the Security in connection with the bank's conversion from mutual or cooperative form to stock form, or the insurance company's conversion from mutual to stock form. The Company must maintain a record of any approval to acquire a Security in an Initial Public Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

     b. LIMITED OFFERINGS. You may not purchase or otherwise acquire any Security in a Limited Offering, except with the prior approval from the Director of Compliance and the Investment Compliance Officer. (Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security.) Such approval will only be granted where you establish that there is no conflict or appearance of conflict with any Client or other possible impropriety (such as where the Security in the Limited Offering is appropriate for purchase by a Client, or when your participation in the Limited Offering is suggested by a person who has a business relationship with any Company or expects to establish such a relationship). Examples where approval might be granted, subject to the particular facts and circumstances, are a personal investment in a private fund or limited partnership in which you would have no involvement in making recommendations or decisions, or your investment in a closely held corporation or partnership started by a family member or friend. The Company must maintain a record of any approval to acquire a Security in a Limited Offering, with the reasons supporting the approval, for at least five years after the end of the fiscal year in which the approval is granted.

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     c. SHORT SALES.  You may not sell short any  Security,  except that you may
(i) sell short a Security if you own at least the same amount of the Security you sell short (selling short "against the box") and (ii) sell short U.S. Treasury futures and stock index futures based on the S&P 500 or other broad based stock indexes.

     d. NAKED OPTIONS. You may not engage in option transactions with respect to any Security, except that you may purchase a put option or sell a call option on Securities that you own.

     e. SHORT-TERM TRADING. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within sixty (60) days are generally regarded as short-term trading.

     4. PROHIBITED TRANSACTIONS: BANK LOAN DEPARTMENT. If you are an Access Person in the Bank Loan Department, you may not purchase or sell any Security issued by an entity that is the borrower under a loan interest held in a Client's portfolio. In addition, you may not purchase or sell any Security issued by an entity that is the borrower under a loan interest that was or is being evaluated for purchase for a Client and was not purchased, until the 181st day after the decision was made not to purchase the loan interest.

     5. PROHIBITED TRANSACTIONS: EQUITY AND COUNSELORS DEPARTMENTS. If you are an Access Person in the Equity or Counselors Department, you may not purchase or sell any Security until the seventh (7th ) day after any Analyst Select Portfolio activity or Counselors Focus Portfolio activity (whether an addition, increased position, deletion, or decreased position) regarding that Security, in order to provide sufficient time for Client transactions in that Security before personal transactions in that Security.

     6. INVESTMENT CLUBS. You may not be a member of an investment club that trades in and owns Securities in which members have an interest. Such an investment club is regarded by this Policy as your personal account, and it is impracticable for you to comply with the rules of this Policy, such as pre-clearance of transactions, with respect to that investment club. If you are a member of an investment club as of the effective date of this Policy, you must resign from the club within 90 days, and during such period you may not influence or control the investment decisions of the club.

     7. REPORTING REQUIREMENTS. You are required to provide the following reports of your Security holdings and transactions to the Compliance Assistant. REMEMBER THAT YOUR REPORTS ALSO RELATE TO MEMBERS OF YOUR IMMEDIATE FAMILY AND THE ACCOUNTS REFERRED TO UNDER SECTION A, "APPLICABILITY OF THE POLICY," ABOVE. Please review the definition of Securities in the "Definitions" section of the Code of Ethics above. Securities include not only publicly traded stocks and bonds, including shares of EVC and of all closed-end funds (including interval funds), but also stock in closely held corporations, partnership interests, and derivatives. Securities do NOT include shares issued by open-end investment companies registered under the Investment Company Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

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     Please refer to the attached Procedures for reporting procedures and forms.

     a. INITIAL REPORT OF HOLDINGS. Within ten (10) days after you become an Access Person, you must submit to the Compliance Assistant a report of your holdings of Securities, including the title, number of shares and principal amount of each Security held at the time you became an Access Person. Your report must also include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

     If you are an Independent Fund Trustee, you do not have to provide an initial report.

     b. ANNUAL REPORT OF HOLDINGS. After January 1 and before January 20 of each year, you must submit to the Compliance Assistant a report of your holdings of Securities, current within thirty (30) days before the report is submitted, including the title, number of shares and principal amount of each Security. Your report must include the name of any broker, dealer or bank with whom you maintain an account for trading or holding any type of securities, whether stocks, bonds, mutual funds, or other types.

     If you are an Independent Fund Trustee, you do not have to provide an annual report.

     c. QUARTERLY TRANSACTION REPORT. Within ten (10) days after the end of each calendar quarter, you must submit to the Compliance Assistant a report of your transactions in Securities during that quarter, including the date of the transaction, the title, the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, you must also state the name of the broker, dealer or bank and the date you established the account.

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     If you are an  Independent  Fund  Trustee,  you do not  have to  provide  a quarterly transaction report unless you knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the fifteen (15) day period immediately before or after your transaction in a Security, the fund purchased or sold the Security, or the fund or its investment adviser considered purchasing or selling the Security.

     You do not have to submit a quarterly transaction report if (i) copies of all of your transaction confirmations and account statements are provided to the Compliance Assistant for that quarter (see paragraph 8, "Confirmations of Transactions and Account Statements," below), or (ii) all of the information required in such report is, on a current basis, already in the records of the Company (as, for example, in the case of transactions in EVC stock through the EVC employee stock purchase plan or by the exercise of stock options).

     8. CONFIRMATIONS OF TRANSACTIONS AND ACCOUNT STATEMENTS. You must ensure that each broker, dealer or bank with which you maintain an account send to the Compliance Assistant, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements. See section A, "Applicability of the Policy - What Accounts are Covered," above.

     This requirement does not apply to fund trustees who are not employees of a Company.

     If you certify to the Compliance Assistance that the Compliance Assistant has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.


D.  ADDITIONAL RULES APPLICABLE TO INVESTMENT PROFESSIONALS

     If you are an Investment Professional, you are subject to the following rules, in addition to the "Rules Applicable to Access Persons" in section C above. Before engaging in any personal Securities transactions, please review those rules, which include pre-clearance and reporting requirements, as well as restricted transactions.

     The following rules relate to the requirement that transactions for Clients whose portfolios you manage, or for whom you make recommendations, take precedence over your personal Securities transactions, and therefore Clients must be given the opportunity to trade before you do so for yourself. In addition, it is imperative to avoid conflicts, or the appearance of conflicts, with Clients' interests. While the following Securities transactions are subject to pre-clearance procedures, you are responsible for avoiding all prohibited transactions, and you may not rely upon the pre-clearance procedures to prevent you from violating these rules.

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

     REMINDER: When this Policy refers to "you" or your transactions, it includes your Immediate Family and accounts in which you or they have a direct or indirect beneficial interest, and over which you or they exercise direct or indirect influence or control. See section A, "Applicability of the Policy," above. Check the definition of "Securities" and of other capitalized terms in the "Definitions" section of the Code of Ethics above.

     1. PROHIBITED TRANSACTIONS: ALL INVESTMENT PROFESSIONALS. You may not cause or recommend a Client to take action for your personal benefit. Thus, for example, you may not trade in or recommend a security for a Client in order to support or enhance the price of a security in your personal account, or "front run" a Client.

     2. PROHIBITED TRANSACTIONS: PORTFOLIO MANAGERS AND INVESTMENT COUNSELORS.

     a. PERSONAL TRADES IN SAME DIRECTION AS CLIENT. If you are a portfolio manager or an investment counselor, you may not purchase any Security for your personal account until one day after you have purchased that Security for Client portfolios that you manage. You may not sell any Security for your personal account until one day after you have sold that Security for Client portfolios that you manage.

     b. PERSONAL TRADES IN OPPOSITE DIRECTION AS CLIENT: SEVEN-DAY BLACKOUT. If you are a portfolio manager or an investment counselor, you may not sell any Security for your personal account until the eighth (8th) day after you have purchased that Security for Client portfolios that you manage. You may not purchase any Security for your personal account until the eighth (8th) day after you have sold that Security for Client portfolios that you manage.

     c. TRADING BEFORE A CLIENT. If you are a portfolio manager or an investment counselor, before you place an order to purchase a Security for a Client, you must disclose to the Investment Compliance Officer if you have purchased that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, there may be no impact on your prior purchase, or you may be required to sell that Security before it is purchased for the Client, or you may have to pay to the Client's account the difference between your and the Client's purchase price for the Security, if your price was lower. Before you place an order to sell a Security for a Client, you must disclose to the Investment Compliance Officer if you have sold that Security for your personal account within the preceding seven (7) days. Depending upon the circumstances, you may or may not be required to pay to the Client's account the difference between your and the Client's sales price for the Security, if your price was higher.

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     Because your responsibility is to put your Client's interests ahead of your own, you may not delay taking appropriate action for a Client in order to avoid potential adverse consequences in your personal account.

     3. PROHIBITED TRANSACTIONS: INVESTMENT ANALYSTS. If you are an investment analyst, before you purchase or sell a Security, Clients must be afforded the opportunity to act upon your recommendations regarding such Security. You may not purchase or sell any Security for which you have coverage responsibility unless either (i) you have first broadly communicated throughout the relevant investment group your research conclusion regarding that Security (through an Analyst Select Portfolio recommendation, Security rating, or otherwise) and afforded suitable Clients sufficient time to act upon your recommendation (as set forth below), or (ii) you have first determined, with the prior concurrence of the Investment Compliance Officer, that investment in that Security is not suitable for any Client.

     a. PERSONAL TRADES CONSISTENT WITH NEW OR CHANGED RECOMMENDATIONS. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the third (3rd) business day after you have broadly communicated a new or changed recommendation for such Security to the Investment Professionals in the relevant department, and then only if your transaction is consistent with your recommendation.

     b. PERSONAL TRADES INCONSISTENT WITH NEW OR CHANGED RECOMMENDATIONS. If you are an investment analyst, you may not purchase or sell any Security for which you have coverage responsibility until the tenth (10th ) business day after you have broadly communicated your new or changed recommendation for such Security to the Investment Professionals in the relevant department, if your transaction is inconsistent with your recommendation. You must pre-clear any such transaction and disclose to the Investment Compliance Officer the reasons you desire to make a trade inconsistent with your recommendation.

     c. TRADING BEFORE COMMUNICATING A RECOMMENDATION. If you are an investment analyst who is in the process of making a new or changed recommendation on a Security for which you have coverage responsibility, but you have not yet broadly communicated your research conclusions and recommendations for such Security to the Investment Professionals in the relevant department, you are prohibited from trading in that Security.

     4. REQUIRED DISCLOSURES: INVESTMENT ANALYSTS. If you are an investment analyst, before you make a recommendation that a Security be purchased, sold or held by a Client, you must disclose to the Investment Compliance Officer and to any Investment Professionals to whom you make the recommendation any direct or indirect beneficial interest you may have in that Security.

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

                                     PART II

                       RULES OF CONDUCT FOR ALL EMPLOYEES


                                  -------------


These Rules apply to every employee of a Company.

     1. LAWS AND REGULATIONS. You are expected to comply with all applicable laws and regulations, including the Code of Ethics and policies of each Company that employs you. These include, without limitation, tax and securities laws.

     2. CONFLICTS OF INTEREST. You are expected to avoid conduct that is contrary to the interests of the Company and any Client, or that gives the appearance of such a conflict of interest.

     3. GIFTS, ETC. You must not seek or accept any gift, favor, preferential treatment, or special arrangement of Material Value from any provider or prospective provider of goods or services to a Company or a Client. You must report any such receipt or offer of an item prohibited by this rule to the Director of Compliance. "Material Value" does not include occasional meals or social gatherings for business purposes; occasional tickets for theater, musical, sporting or other entertainment events conducted for business purposes; or occasional small gifts or mementos with a value of under $100. "Material Value" includes such items as tickets for theater, musical, sporting or other entertainment events on a recurring basis; costs of transportation and/or lodging to locations outside of Boston, unless approved in advance by a member of the EVC Management Committee as having a legitimate business purpose; personal loans on terms more favorable than generally available for comparable credit standing and collateral; or preferential brokerage or underwriting commissions or spreads or allocations of shares or interests in an investment. If you are offered anything, to be on the safe side, check with the Director of Compliance or the Compliance Attorney.

     If you are an employee of EVD, you are also subject to the rules of the National Association of Securities Dealers, Inc. Please check with the Chief Compliance Officer of EVD if you have any questions about those rules.

     4. POLITICAL CONTRIBUTIONS. You may not use Company funds to make a contribution to any political party or candidate, whether directly or by reimbursement to the individual making the contribution.

     5. IMPROPER PAYMENTS. You may not pay, offer, or commit to pay any amount that might be or appear to be a bribe or kickback in connection with the Company's business.

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

     6. CONFIDENTIAL INFORMATION. You may not disclose to anyone, whether inside or outside the Company, any Company trade secrets or proprietary or confidential information unless you have been authorized to do so. You must keep confidential, and not discuss with anyone other than Access Persons with a valid business purpose, information regarding Client investment portfolios, actual or proposed securities trading activities of any Client, or investment research developed in the Company. You should take appropriate steps, when communicating the foregoing information internally, to maintain confidentiality, for example, by using sealed envelopes, limiting computer access, and speaking in private.

     7. OUTSIDE DIRECTORSHIPS, ETC. You may not serve as a director, officer, employee, trustee, or general partner of any corporation or other entity, whether or not you are paid, without the prior written approval of the President of EVC, except that you may serve any charitable or non-profit organization without such approval.

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


                               GENERAL PROVISIONS

     1.  MAINTENANCE  OF LIST OF ACCESS  PERSONS AND  INVESTMENT  PROFESSIONALS:
NOTIFICATION. The Compliance Assistant shall maintain a list of all Access Persons and Investment Professionals, shall notify each of his or her status, and shall ensure that each has received a copy of the Code of Ethics.

     2. REVIEW OF SECURITIES REPORTS. The Director of Compliance shall ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities Transaction Confirmations and Account Statements received by the Compliance Assistant, will be reviewed in accordance with the attached Procedures (Appendix 1).

     3. ANNUAL CERTIFICATION BY EMPLOYEES. Each employee of a Company must certify annually that he or she has read and understood the Code of Ethics and has complied and will comply with its provisions.

     4. FUND BOARD APPROVAL. The Board of Trustees of each Fund, including a majority of the Independent Fund Trustees, has approved this Code of Ethics and must approve any material change hereto within six months after such change is adopted.

     5. ANNUAL REPORT TO FUND BOARD. At least annually each Company shall submit to the Board of Trustees of each Fund and each Sub-advised Fund for consideration a written report that (i) describes any issues arising under the Code of Ethics or the Procedures since the last report the Board, including information about material violations of the Code of Ethics or the Procedures and the sanctions imposed in response to material violations, and (ii) certifies that each Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

     6. RECORDKEEPING REQUIREMENTS. Each Company shall maintain the following records at its principal place of business and make these records available to the Securities and Exchange Commission ("Commission") or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

          (1) copies of the Code of Ethics currently in effect and in effect at any time within the past five years, to be maintained in an easily accessible place;
          (2) a record of any violation of the Code of Ethics and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurred;
          (3) copies of each report, including transaction confirmations and other information, referred to in section C.7 of the Policy on Personal Securities Transactions ("Policy"), Part I above, to be


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

               maintained for at least five years after the end of the fiscal year in which the report is made or information provided, the first two years in an easily accessible place;
          (4) a record of all persons, currently or within the past five years, who are or were required to make reports referred to in section
               C.7 of the Policy and who are or were responsible for reviewing such reports, to be maintained in an easily accessible place; and
          (5) a copy of each Annual Report to a Fund Board referred to in paragraph 5 above, to be maintained for at least five years after the end of the fiscal year in which it was made, the first two years in an easily accessible place.

     7. CONFIDENTIALITY. All reports and other documents and information supplied by any employee of a Company or Access Person in accordance with the requirements of this Code of Ethics shall be treated as confidential, but are subject to review as provided herein and in the Procedures, by senior management of EVC, by representatives of the Commission, or otherwise as required by law, regulation, or court order.

     8. INTERPRETATIONS. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Compliance Attorney.

     9. VIOLATIONS AND SANCTIONS. Any employee of a Company who violates any provision of this Code of Ethics shall be subject to sanction, including but not limited to censure, a ban on personal Securities trading, disgorgement of any profit or taking of any loss, fines, and suspension or termination of employment. Each sanction shall be recommended by the Director of Compliance and approved by the Management Committee of EVC.

     If the Director of Compliance believes that any Fund trustee who is not an employee of a Company has violated any provision of the Policy, he or she shall so advise the trustees of the Fund, providing full particulars. The Fund trustees, in consultation with counsel to the Fund and/or counsel to the Independent Trustees, shall determine whether a material violation has occurred and may impose such sanctions as they deem appropriate.

     In adopting and approving this Code of Ethics, the Company and the Fund or Sub-advised Fund Boards of Trustees do not intend that a violation of this Code of Ethics necessarily is or should be considered to be a violation of Rule 17j-1 under the Investment Company Act of 1940.



                                       END

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